UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2009

CLARK HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32735	43-2089172
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

121 New York Avenue, Trenton, New Jersey	08638
(Address of Principal Executive Offices)	(Zip Code)

(609) 396-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2009, Clark Holdings Inc. (the “Company”) entered into a Settlement and Mutual Release Agreement (the “Settlement Agreement”) among the Company, The Clark Group, Inc. (“CGI”), Donald G. McInnes, Gregory E. Burns, Brian Bowers, Edward W. Cook, Maurice Levy, Charles H. “Skip” Fischer III, Brian Gillen and Stephen M. Spritzer (together with the Company and CGI, the “Clark Parties”), Charles C. Anderson, Jr., or in his absence Jay Maier, as representative of the sellers of the capital stock of CGI (the “Representative”), Cherokee Capital Management, LLC (“Cherokee”), and Joel R. Anderson, Charles C. Anderson, Jr., Delaware ESBT for Charles C. Anderson, Jr., Terry C. Anderson, Clyde B. Anderson, Harold M. Anderson, Chares C. Anderson III, Frank Stockard, Bill Lardie, Jay Maier, Delaware ESBT for Jay Maier, David Gillis, John Barry and Timothy Teagan (the “Sellers,” and together with the Representative and Cherokee, the “Selling Parties”).

Background

The Company purchased CGI, its wholly-owned operating subsidiary, on February 12, 2008 pursuant to a Stock Purchase Agreement dated as of May 18, 2007 (“Purchase Agreement”), by and among the Company, CGI and the Sellers.  In accordance with the Purchase Agreement, $7.5 million of the purchase price was placed in escrow to satisfy the Sellers’ indemnification obligations under the agreement; any amount paid for indemnification would be deemed an adjustment to the purchase price.  On February 9, 2009 and August 11, 2009, the Company filed notices of claim for distribution of the escrow funds and, on February 25, 2009 and September 8, 2009, the Representative filed counter-notices.  On March 18, 2009, the Representative filed a demand for arbitration against the Company relating to the distribution of the escrow funds and, on April 15, 2009, the Company answered the demand and filed a counterclaim against the Representative (the “Arbitration”).  The escrow claims and the Arbitration are described more fully in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2009.

The Settlement Agreement

Pursuant to the Settlement Agreement, (i) the Company and the Representative mutually executed and delivered a certificate to the escrow agent instructing the escrow agent to release $3,763,660.47 of the escrow funds to the Sellers and $1,288,232.78 of the escrow funds to the Company (which together constitute all the funds remaining in escrow); (ii) the parties through their respective counsel executed and filed an order dismissing the Arbitration; (iii) the Clark Parties released and discharged each of the Selling Parties from any and all claims from prior to the date of the Settlement Agreement; and (iv) the Selling Parties released and discharged each of the Clark Parties from any and all claims from prior to the date of the Settlement Agreement.

Notwithstanding the foregoing, the Settlement Agreement did not limit or otherwise alter the rights or obligations of any party (i) under certain specified agreements with former executive officers of CGI and (ii) under Section 1.12, 5.6(a), 5.20 and 5.23 of the Purchase Agreement, Article IX of the Purchase Agreement (to the extent the definitions contained therein are pertinent to the foregoing sections) and Article X of the Purchase Agreement (except that Section 10.12 will only apply to the foregoing sections and not to disputes under the Settlement Agreement).

The foregoing description does not purport to be complete and is subject to and qualified in its entirety by reference to the Settlement Agreement, which is attached hereto as Exhibit 10.1. A press release announcing the Settlement Agreement is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Settlement Agreement and Mutual Release dated as of December 31, 2009 by and between Clark Holdings, Inc. f/k/a Global Logistics Acquisition Corporation, The Clark Group, Inc., Donald G. McInnes, Gregory E. Burns, Brian Bowers, Edward W. Cook, Maurice Levy, Charles H. “Skip” Fischer III, Brian Gillen, Stephen M. Spritzer, on the one hand, and Charles C. Anderson, Jr., or in his absence Jay Maier, as representative of the sellers of the capital stock of Clark Group, Cherokee Capital Management, LLC, Joel R. Anderson, Charles C. Anderson, Jr., Delaware ESBT for Charles C. Anderson, Jr., Terry C. Anderson, Clyde B. Anderson, Harold M. Anderson, Charles C. Anderson III, Frank Stockard, Bill Lardie, Jay Maier, Delaware ESBT for Jay Maier, David Gillis, John Barry and Timothy Teagan, on the other hand.

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2010
CLARK HOLDINGS INC.

By:	/s/ Stephen Spritzer
Stephen Spritzer
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1
Settlement Agreement and Mutual Release dated as of December 31, 2009 by and between Clark Holdings, Inc. f/k/a Global Logistics Acquisition Corporation, The Clark Group, Inc., Donald G. McInnes, Gregory E. Burns, Brian Bowers, Edward W. Cook, Maurice Levy, Charles H. “Skip” Fischer III, Brian Gillen, Stephen M. Spritzer,  on the one hand, and Charles C. Anderson, Jr., or in his absence Jay Maier, as representative of the sellers of the capital stock of Clark Group, Cherokee Capital Management, LLC, Joel R. Anderson, Charles C. Anderson, Jr., Delaware ESBT for Charles C. Anderson, Jr., Terry C. Anderson, Clyde B. Anderson, Harold M. Anderson, Charles C. Anderson III, Frank Stockard, Bill Lardie, Jay Maier, Delaware ESBT for Jay Maier, David Gillis, John Barry and Timothy Teagan, on the other hand.

99.1	Press Release.